Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of May 13, 2020, is by and among MG Capital Management Ltd., a Cayman Islands company limited by shares (“MG Capital”), Percy Rockdale LLC, a Michigan limited liability company (“Percy Rockdale”), Rio Royal LLC, a Michigan limited liability company (“Rio Royal”, and together with MG Capital and Percy Rockdale, the “MG Capital Parties”) and HC2 Holdings, Inc., a Delaware corporation (the “Company”). Each of the MG Capital Parties and the Company are referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the MG Capital Parties may be deemed to beneficially own 2,703,537 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which represents approximately 5.8% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, in consideration of the agreements and obligations of the Company, as set forth in this Agreement and subject to the terms and conditions contained herein, the MG Capital Parties are agreeing (i) to irrevocably withdraw the notice of stockholder nomination of individuals for election as directors of the Company at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) submitted to the Company on February 13, 2020 (the “Nomination Notice”), and any related materials or notices submitted to the Company in connection therewith and (ii) to terminate its solicitation of proxies in connection with the 2020 Annual Meeting;

WHEREAS, as of the date hereof, the Company and the MG Capital Parties have determined that it is in their respective best interests to come to an agreement to modify the composition of the Company’s board of directors (the “Board”) and as to certain other matters, as provided herein; and

WHEREAS, the Board and the Nominating and Governance Committee of the Board have selected their 2020 Director Slate (as defined herein) for the 2020 Annual Meeting.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.             Board of Directors.

(a)           Appointments. Simultaneously with the execution and delivery of this Agreement, the Board and its committees shall take such actions (with such actions deemed to have to occurred substantially simultaneously) as are necessary (i) to increase the size of the Board from six (6) to ten (10) Directors, and (ii) to appoint each of Kenneth S. Courtis and Michael Gorzynski (the “MG Capital Designees”) and (iii) to appoint each of Avram A. Glazer and Shelly Lombard (together with the MG Capital Designees, the “New Directors”) to the Board.

(b)           Board Size. From the date of this Agreement through the completion of the 2020 Annual Meeting, the Board will not increase the size of the Board above ten (10) directors without the unanimous approval of the Board. From the completion of the Company’s 2020 Annual Meeting through the end of the Standstill Period (as hereinafter defined), the Board will not increase the size of the Board above seven (7) directors without the unanimous approval of the Board.

(c)           Board Chairman Succession. Consistent with the actions previously taken by the Board and the Glazer Agreement, and as of the date hereof, Mr. Glazer will be appointed as Chairman of the Board, succeeding Mr. Gfeller, who is being replaced as Chairman of the Board effective as of the date hereof.

(d)           New Director Information. As a condition to the New Directors’ appointment to the Board and any subsequent nomination for election as a director at any future Company annual meeting of stockholders, he or she must provide any information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards.

(e)           Date of the 2020 Annual Meeting. The Company agrees that it shall hold the 2020 Annual Meeting no later than July 8, 2020 and shall not cause or permit any delay, postponement or adjournment thereof, except for any adjournment solely due to a lack of quorum under the Company’s Fourth Amended and Restated By-Laws (the “By-Laws”).

(f)            Slate of Directors for the 2020 Annual Meeting.

(i)            The Company agrees that, in connection with the execution and delivery of this Agreement, the Board shall take such actions as are necessary to (i) reduce the size of the Board from ten (10) to seven (7) Directors, effective as of the 2020 Annual Meeting, and (ii) nominate each of the New Directors and Wayne Barr, Jr., Warren H. Gfeller and Philip A. Falcone (collectively, the “2020 Director Slate”) for election to the Board at the 2020 Annual Meeting for a term expiring at the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). The Board, based on the information provided to it, has determined that each member of the 2020 Director Slate would (i) qualify as an “independent director” under the applicable rules of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (other than Mr. Falcone). The Company agrees that, provided that each member of the 2020 Director Slate is able and willing to serve on the Board, (i) the Board will unanimously recommend that the stockholders of the Company vote to elect each member of the 2020 Director Slate as a director of the Company at the 2020 Annual Meeting, (ii) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the 2020 Director Slate at the 2020 Annual Meeting and (iii) the Company will use its best efforts to resist, discourage and defend against any attempt, solicitation or action by any stockholder of the Company to remove any member of the 2020 Director Slate prior to the 2021 Annual Meeting. For the avoidance of doubt, the Company will be required to use no less than the same level of efforts and to provide no less than the same level of support as was provided for its director nominees at the 2019 Annual Meeting of Stockholders. Any of the Company’s current directors that is not standing for election at the 2020 Annual Meeting shall receive the full amount of his or her quarterly compensation for serving as non-management directors during the second quarter of 2020 (including any quarterly fee awarded and vesting of any and all equity awards for serving on, or serving as the Chair of, any committee of the Board).

(g)           Company Policies and Indemnification.

(i)            The Parties acknowledge that each of the MG Capital Designees and each other member of the 2020 Director Slate will be governed by the same protections and obligations as other non-employee directors of the Company, including, without limitation, confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company (collectively, “Company Policies”), and shall have the same rights and benefits as other non-employee directors of the Company, including without limitation with respect to insurance, indemnification, compensation and fees.

(ii)           The Parties acknowledge that to the extent they have not already done so, within three (3) business days of the date hereof, the Company shall enter into an indemnification agreement with each of the New Directors in the form attached as Exhibit 10.20 to the Company’s Annual Report on Form 10-K, previously filed with the SEC on March 16, 2020.

2.             Additional Agreements.

(a)           The MG Capital Parties shall comply, and shall cause each of their Affiliates and Associates (as hereinafter defined) to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate.

(b)           The MG Capital Parties, on behalf of themselves and their Affiliates and Associates, shall irrevocably withdraw their Nomination Notice and any related materials or notices submitted to the Company in connection therewith and shall agree to terminate any solicitation of proxies in connection with the 2020 Annual Meeting.

(c)           The MG Capital Parties hereby agree to appear in person (including via permitted remote or virtual attendance) or by proxy at any annual or special meeting of the Company’s stockholders held during the Standstill Period, and agree that they shall not participate or vote in any solicitation of written consents of the Company’s stockholders during the Standstill Period (unless expressly requested to do so by the Board), and that they shall vote all shares of Common Stock beneficially owned by the MG Capital Parties at such meeting or in such consent solicitation, (A) in favor of all directors nominated by the Board for election and against the removal of any member of the Board, (B) in accordance with the Board’s recommendation with respect to any “say-on-pay” proposal and (C) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at such meeting or solicitation of consents; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to the Company’s “say-on-pay” proposal presented at an annual or special meeting held during the Standstill Period, the MG Capital Parties shall be permitted to vote in accordance with the recommendation of ISS and Glass Lewis.

(d)           The MG Capital Parties agree that the Board or any committee thereof, solely to fulfill the discharge of its fiduciary duties upon the advice of its legal counsel, may recuse either of Messrs. Courtis or Gorzynski by majority vote of the members of the Board (but excluding the applicable director), from the portion of any Board or committee meeting at which the Board or any such committee is evaluating and/or taking action with respect to and after the right of the recused director to be present prior to recusal (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, and (B) any transaction proposed by, or with, the MG Capital Parties, their Affiliates or Associates, as long as all other similarly situated directors are similarly recused. The Board or such committee, as applicable, may withhold from either of Messrs. Courtis or Gorznyski any material distributed to the directors to the extent directly relating to the subject of that recusal.

3.             Standstill Provisions.

(a)           The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until thirty (30) days prior to the deadline for the submission of stockholder nominations for directors for the 2021 Annual Meeting pursuant to the By-Laws. The MG Capital Parties hereby agree that during the Standstill Period, none of the MG Capital Parties nor any of their Affiliates and Associates will, and they will cause each of their Affiliates and Associates not to, as applicable, directly or indirectly, alone or in concert with others, in any manner, but expressly subject, in each case, to the provisions of Section 3(b) below:

(i)            fail to comply with all applicable laws and regulatory rules and obtain all applicable regulatory approvals, if and when acquiring, or offering, seeking or agreeing to acquire, by purchase or otherwise, or directing any third party in the acquisition of, any Common Stock or any securities convertible or exchangeable into or exercisable for Common Stock (collectively, “Company Securities”), or rights or options to acquire any Company Securities, or engaging in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities;

(ii)           engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act), votes or written consents of stockholders or security holders with respect to, or from the holders of, the Common Stock (including a “withhold” or similar campaign), for any purpose, including, without limitation, the election or appointment of individuals to the Board or to approve or vote in favor or against stockholder proposals, resolutions or motions, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” of proxies, votes or written consents for any purpose, including, without limitation, the election or appointment of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board at any stockholder meeting or providing such encouragement, advice or influence that is consistent with either the Board’s or Company management’s recommendation in connection with such director nominees or other proposals, resolutions or motions, pursuant to this Agreement or otherwise);

(iii)          form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the persons or entities identified on Exhibit A attached hereto); provided, however, that nothing herein shall limit the ability of an Affiliate, a family member and an estate planning vehicle formed for any of the foregoing, of the MG Capital Parties to join a “group” with such parties, as applicable, following the execution of this Agreement;

(iv)          agree, attempt, seek or propose to deposit any shares of Common Stock in any voting trust or similar arrangement or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the MG Capital Parties, and their Affiliates or Associates and otherwise in accordance with this Agreement;

(v)           seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board;

(vi)          (A) present or make to the stockholders of the Company, or knowingly encourage any person to present or make to the stockholders of the Company, any proposal or other matter for consideration by stockholders at any annual or special meeting of stockholders of the Company or through action by written consent, (B) make any public offer or proposal to the Company (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its significant subsidiaries, or make any such offer privately to the Company, which private offer would reasonably be expected to require the Company or the Parties to make public disclosure (of any kind), (C) affirmatively solicit a third party to make any public or private offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its significant subsidiaries by such third party prior to such proposal becoming public or (E) make any private proposal to the Company that would reasonably be expected to require the Company or the Parties to make public disclosure (of any kind);

(vii)         make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal with respect to (A) controlling, changing or influencing the Board, including, without limitation, any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal relating to any change in the number of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization, dividend policy, share repurchase programs and practices or capital allocation programs and practices of the Company, (C) relating to any material change in the Company’s management, compensation or corporate structure, (D) relating to any waiver, amendment or modification to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), or to the By-Laws, (E) causing any securities of the Company to be delisted or (F) causing any equity securities of the Company to become eligible for termination of registration;

(viii)        seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(ix)           subject to Section 3(b) below, advise, knowingly encourage, knowingly support or knowingly influence any person or entity, in the MG Capital Parties’ capacity as stockholders of the Company, with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders with respect to the appointment, election or removal of any director(s), except in accordance with Section 1;

(x)            make any request for stockholder list materials or other books and records of the Company in the MG Capital Parties’ capacity as stockholders of the Company;

(xi)           institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its or their current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 3; provided, however, that for the avoidance of doubt the foregoing shall not prevent the MG Capital Parties, and their Affiliates or Associates from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the MG Capital Parties, their Affiliates or their Associates, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) complying with a validly issued legal process or (E) exercising statutory appraisal, dissenters or similar rights under applicable law;

(xii)          make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(xiii)         disclose any intention, plan or arrangement inconsistent with the provisions of this Section 2.

(b)           Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the MG Capital Parties from: (A) communicating privately with the Board or any of the Company’s officers regarding any matter in a manner that does not otherwise violate this Section 3, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, and (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the MG Capital Parties or any of their respective Affiliates or Associates; provided that a breach by the MG Capital Parties of this Agreement is not the cause of the applicable requirement. Furthermore, nothing in this Agreement shall be deemed to restrict in any way the ability of Messrs. Courtis or Gorzynski, each acting in his capacity as a director of the Company, from exercising any of his rights, powers and privileges as directors, from fulfilling his statutory and fiduciary duties as a director, or otherwise exercising his authority as a director pursuant to the Charter, the By-Laws and/or any resolution of the Board or a committee thereof.

4.             Representations and Warranties of the Company. The Company represents and warrants to the MG Capital Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound; and (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company.

5.             Representations and Warranties of the MG Capital Parties. The MG Capital Parties represent and warrant to the Company that, except as otherwise expressly set forth in, or permitted pursuant to, this Agreement, (a) the authorized signatory or signatories of the MG Capital Parties set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the MG Capital Parties thereto, (b) this Agreement has been duly authorized, executed and delivered by the MG Capital Parties, and assuming due execution by each counterparty hereto, is a valid and binding obligation of the Parties, enforceable against the MG Capital Parties in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the MG Capital Parties as currently in effect, (d) the execution, delivery and performance of this Agreement by the MG Capital Parties does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the MG Capital Parties, (e) as of the date of this Agreement, the MG Capital Parties are deemed to beneficially own 2,703,537 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, the MG Capital Parties do not currently have, and do not currently have any right to acquire any beneficial, record or derivative interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) the MG Capital Parties have not entered into or maintained, and will not enter into or maintain, any economic, compensatory, pecuniary or other arrangements with any director of the Company for serving as a nominee or director of the Company, (h) no person other than the MG Capital Parties has any rights with respect to the shares of Common Stock beneficially owned by the MG Capital Parties and (i) none of the MG Capital Parties or their Affiliates has formed, or has any present intent to form, a group (within the meaning of Section 13(d) under the Exchange Act) with any person or entity not identified on Exhibit A in relation to the Company or the Common Stock.

6.             Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, neither Party nor any of its subsidiaries, Affiliates, successors, assigns, principals, partners, members, general partners, officers, key employees or directors (collectively, “Representatives”), shall in any way, directly or indirectly, in any capacity or manner, whether written or oral, electronically or otherwise (including, without limitation, in a television, radio, internet, newspaper, magazine interview, or otherwise through the press, media, analysts or other persons or in any document or report filed with the SEC), publicly disparage, impugn, make ad hominem attacks on or otherwise defame or slander or make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any public communication or statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be disparage, derogate or impugn, the other Party or such other Party’s Representatives (including any current officer or director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders (solely in their capacity as stockholders of the applicable Party), or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business, or reputation of the other Party or of its Representatives (including former officers and directors), directors (or former directors), employees, stockholders (solely in their capacity as stockholders of the applicable Party); provided that, with respect to any litigation, arbitration or other proceeding between the Parties, nothing in this Section 5 shall prevent either Party from disclosing any facts or circumstances with respect to any such litigation, arbitration or other proceeding. This Section 5 shall not (i) limit the power of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law and (ii) limit any Party’s ability to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7.             Public Announcement.

(a)           Promptly following the execution of this Agreement, the Company shall issue a joint press release with the MG Capital Parties substantially in the form attached to this Agreement as Exhibit B (the “Press Release”), with such modifications, if any, as may be mutually agreed between the Company and the MG Capital Parties, and (i) the Company shall file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the MG Capital Parties (for the avoidance of doubt, nothing herein shall prohibit the Company from complying with its obligation to file such Current Report by the deadline therefor) and (ii) the MG Capital Parties shall file an amendment to its Schedule 13D announcing this Agreement and the withdrawal of the 2020 Consent Solicitation, which shall be in form and substance reasonably acceptable to the Company and the MG Capital Parties (for the avoidance of doubt, nothing herein shall prohibit the MG Capital Parties from complying with its obligation to file such amendment by the deadline therefor).

(b)           Neither the Company, the MG Capital Parties nor any of their respective Affiliates or Associates, will issue a separate press release in connection with this Agreement, other than as mutually agreed by the Company and the MG Capital Parties.

8.             Definitions. For purposes of this Agreement:

(a)           the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement;

(b)           the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(c)           the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

9.             Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when sent to the email address set forth below (as applicable), and receipt of such email is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 9:

(a)	if to the Company:

HC2 Holdings, Inc.

450 Park Avenue, 30th Floor

New York, NY 10022

Attention:	Joseph A. Ferraro
Email:	jferraro@hc2.com
Telephone:	+1-212-235-2691

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Richard J. Grossman Todd E. Freed
Email:	Richard.grossman@skadden.com

Todd.freed@skadden.com

Telephone:	+1-212-735-2116 +1-212-735-3714

(b)	if to the MG Capital Parties:

MG Capital Management Ltd.

595 Madison Avenue, 29th Floor

New York, NY 10022

Attention:	Michael Gorzynski
Email:	mike@mgcapitalpartners.com
Telephone:	+1-646-274-9610

with a copy to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

500 Fifth Avenue, 11th Floor

New York, NY 10110

Attention:	Christopher P. Davis
Email:	cdavis@kkwc.com
Telephone:	+1-212-880-9865

10.          Expenses. Within five (5) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse the MG Capital Parties for their fees and expenses (including all legal, public relations, proxy advisory and out-of-pocket expenses, the “Expenses”) incurred in preparation for and in connection with the matters relating to the consent solicitation run by the MG Capital Parties, the 2020 Annual Meeting and the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, in an amount equal to $352,290.25 (the “Initial Reimbursement”). Between the date of the Initial Reimbursement and the date of the 2020 Annual Meeting, the Company will reimburse the MG Capital Parties for the Expenses in an aggregate amount not exceeding $650,000 (inclusive of the Initial Reimbursement, the “Cap”), which Expenses shall be reimbursed on a dollar-for-dollar basis at the same time as the Company reimburses its third party vendors (e.g., legal counsel, public relations firm, financial advisor and proxy advisory firm)in connection with the MG Capital Parties’ consent solicitation and Nomination Notice; provided that all Expenses, subject to the Cap, shall be reimbursed no later than the date of the 2020 Annual Meeting.

11.           Specific Performance; Remedies; Venue.

(a)           Each of the Parties acknowledges and agrees that irreparable injury to the other Party could occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury could not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each Party will be entitled to seek injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE PARTIES AGREE (1) ANY NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; AND (2) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)           The Parties (a) irrevocably and unconditionally submit to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agree that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agree that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waive any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agree that they will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

12.           Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

13.           Termination. This Agreement will terminate upon the earlier of: (i) the conclusion of the Standstill Period or (ii) delivery of written notice by one Party to the other Party of a material breach of this Agreement by the breaching Party that is uncured after ten (10) calendar days of notice of such breach. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 9 through Section 19 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

14.           Counterparts. This Agreement may be executed in two or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

15.           Affiliates. Each of the Parties agrees that it will cause their or its Affiliates and their respective employees and other representatives to comply with the terms of this Agreement.

16.           No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the MG Capital Parties, and is not enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party, and any assignment in contravention hereof will be null and void.

17.           No Waiver. No failure or delay by any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

18.           Entire Understanding; Amendment. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by each of the Parties.

19.           Interpretation and Construction. Each of the Parties acknowledges that they have each been represented by counsel of their choice throughout all negotiations that have preceded the execution of this Agreement, and that they have executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature pages follow]

This Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first set forth above.

THE COMPANY:

HC2 Holdings, Inc.

By:	/s/	Joseph Ferraro
Name:		Joseph Ferraro
Title:		Chief Legal Officer

[Signature Page to Cooperation Agreement]

MG CAPITAL PARTIES:

MG Capital Management Ltd.

By:	/s/ Michael Gorzynski
Name: Michael Gorzynski
Title: Sole Director

Percy Rockdale LLC

By:	/s/ Michael Gorzynski
Name: Michael Gorzynski
Title: Sole Manager

Rio Royal LLC

By:	/s/ Michael Gorzynski
Name: Michael Gorzynski
Title: Sole Manager

[Signature Page to Cooperation Agreement]

Exhibit A

MG CAPITAL PARTIES

MG Capital Management Ltd.

Percy Rockdale LLC

Rio Royal LLC

Exhibit B

Form of Press Release

HC2 HOLDINGS AND MG CAPITAL ANNOUNCE SETTLEMENT AGREEMENT AND PLAN TO RECONSTITUTE BOARD OF DIRECTORS

Announces Immediate Appointment of Two New Directors: MG Capital Nominees Kenneth S. Courtis and Michael Gorzynski

Previously Announced Additions Avram A. “Avie” Glazer and Shelly C. Lombard Will Also Begin Serving as Directors Immediately, With Mr. Glazer to Serve as Chairman of the Board

Recent Collaboration With Stockholders Will Result in More Than 50% of the Board Being Refreshed Following the 2020 Annual Meeting

MG Capital Agrees to Withdraw its Consent Solicitation and Nomination Notice

NEW YORK, May 14, 2020 (GLOBE NEWSWIRE)—HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, and MG Capital Management, Ltd. (together with Percy Rockdale LLC and Rio Royal LLC, “MG Capital”) today announced a settlement agreement to reconstitute the Board of Directors (the “Board”). The agreement provides for the immediate appointment of four new members – Kenneth S. Courtis, Avram A. “Avie” Glazer, Michael Gorzynski and Shelly C. Lombard – who will also stand for election on HC2’s seven-member slate at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) to be held on Wednesday, July 8, 2020.

Effective immediately and through the Annual Meeting, the Board will expand from six members to ten members. The Board will be reduced to seven members following the 2020 Annual Meeting, resulting in more than 50% of the directors being refreshed based on engagement with stockholders. As part of the settlement agreement, MG Capital has also withdrawn its consent solicitation and nomination for election of directors at the 2020 Annual Meeting.

The Company had previously announced the nominations of Mr. Glazer and Ms. Lombard for election at the 2020 Annual Meeting as part of the Board’s ongoing refreshment efforts and commitment to incorporating stockholder feedback and to enhancing value for all stockholders. They will be appointed immediately along with MG Capital nominees, Mr. Courtis and Mr. Gorzynski, and Mr. Glazer will be appointed Chairman of the Board.

As part of the reconstitution of the Board, three of the current directors – Robert V. Leffler, Jr., Lee S. Hillman and Julie Totman Springer – announced that they will not stand for re-election at the 2020 Annual Meeting. The Company’s slate of director nominees will include Wayne Barr Jr., Philip Falcone and Warren H. Gfeller, who will continue to serve as directors and stand for election at the 2020 Annual Meeting alongside the four newly-appointed directors.

Mr. Gfeller commented: “The Board is pleased to put the consent solicitation behind us and looks forward to working with the new directors. We are pleased to welcome Avie, Ken, Mike and Shelly to the Board. Additionally, we thank Robert, Lee and Julie for their service and contributions to HC2. With these additions, we believe HC2 will be positioned to pursue its path of growth and innovation.”

Mr. Gorzynski added: “Ken and I want to thank the Board for carrying out HC2’s director refreshment process in a thoughtful manner. We no longer view ourselves as MG Capital nominees, but rather HC2 directors firmly committed to advocating for stockholders’ best interests in the boardroom. Our focus now is on working closely with the other directors to enhance stockholder value and seize new opportunities over the long term.”

Under the terms of HC2’s agreements with MG Capital, JDS1, LLC and Lancer Capital LLC, each stockholder has individually agreed to abide by customary standstill and voting provisions. The agreements will be filed on a Form 8-K with the Securities and Exchange Commission.

Director Biographies:

Kenneth S. Courtis is a financial executive with more than 30 years of banking, investment management and board service experience. Since January 2009, Mr. Courtis has served as the Chairman of Starfort Investment Holdings. Previously, he served as Vice Chairman and Managing Director of Goldman Sachs, and Chief Economist and Investment Strategist of Deutsche Bank Asia. He received an undergraduate degree from Glendon College in Toronto and an MA in international relations from Sussex University in the United Kingdom. He earned an MBA at the European Institute of Business Administration and received a Doctorate with honors and high distinction from l’Institut d’etudes politiques, Paris.

Avram A. “Avie” Glazer is the principal of Lancer Capital. In addition, he currently serves as Executive Co-Chairman and Director of Manchester United Plc (NYSE: MANU). Mr. Glazer served as President and Chief Executive Officer of Zapata Corporation, a U.S. public company between from March 1995 to July 2009 and Chairman of the board of Zapata Corporation from March 2002 to July 2009. In addition to his professional experience, Mr. Glazer received a business degree from Washington University in St. Louis and received a law degree from American University, Washington College of Law.

Michael Gorzynski is the Managing Member of MG Capital, an investment firm focused on complex value-oriented investments. Previously, he invested in special situations globally at Third Point LLC, a large asset management firm, where he focused on macro, event-driven, distressed, and private investments across the capital structure. He is an expert in restructurings and in the insurance and banking industries, having participated in multiple large-scale bank and insurance company restructurings. He began his career at Credit Suisse First Boston in the technology investment banking group and at Spectrum Equity Investors a private equity fund in Boston. He earned a BA from the University of California, Berkeley, and received an MBA from Harvard Business School.

Shelly C. Lombard is currently an independent consultant. From 2011 to 2014, she was the Director of High Yield and Distressed Research for Britton Hill Capital, a broker dealer specializing in high yield bank debt and bonds and value equities. From 2003 to 2010, Ms. Lombard was a high yield bond analyst covering the automotive industry at Gimme Credit, a subscription bond research firm. From 1992 to 2001, she analyzed, managed, and was involved in the restructurings of proprietary investments for ING, Chase Manhattan Bank, Barclays Bank, and Credit Lyonnais. Ms. Lombard began her career at Citibank in the leveraged buyout group. Ms. Lombard has an M.B.A. in finance from Columbia University.

Advisors

Jefferies LLC is serving as financial advisor to HC2, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as its legal advisor.

Kleinberg Kaplan is serving as MG Capital’s legal advisor.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Construction, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2’s largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might” or “continues” or similar expressions. The forward-looking statements in this communication include, without limitation, any statements regarding our expectations regarding building stockholder value, future cash flow, longer-term growth and invested assets, the timing or prospects of any refinancing of HC2’s remaining corporate debt, any statements regarding HC2’s expectations regarding entering definitive agreements in respect of the potential divestitures of Continental Insurance and/or DBM Global, reducing HC2’s leverage and related interest expense at the holding company level generally and with the net proceeds of such divestitures, reducing corporate overhead, growth opportunities at HC2’s Broadcasting and Energy businesses and unlocking value at HC2’s Life Sciences segment. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the SEC, including in our reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and its subsidiaries to raise capital; the ability of HC2’s subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2’s common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; activities by activist stockholders, including a proxy contest, consent solicitation or any unsolicited takeover proposal; effects of litigation, indemnification claims and other contingent liabilities; changes in regulations and tax laws; the risks and uncertainties associated with, and resulting from, the COVID-19 pandemic; and risks that may affect the performance of the operating subsidiaries and portfolio companies of the Company. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date hereof, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

HC2 plans to file a proxy statement (the “2020 Proxy Statement”), together with a proxy card, with the SEC, in connection with the solicitation of proxies for the 2020 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HC2 FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2020 Proxy Statement, any amendments or supplements thereto and any other documents (including a proxy card) when filed by HC2 with the SEC in connection with the 2020 Annual Meeting at the SEC’s website (http://www.sec.gov), at HC2’s website (http://ir.hc2.com) or by contacting Okapi Partners LLC by phone at (877) 629-6355, by email at info@okapipartners.com or by mail at 1212 Avenue of the Americas, 24th Floor, New York, New York 10036.

Participants in the Solicitation

HC2, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2020 Annual Meeting. Additional information regarding the identity of these potential participants, none of whom (other than Philip A. Falcone, HC2’s President and Chief Executive Officer, and Avram A. Glazer, the Company’s Chairman of the Board) owns in excess of one percent (1%) of HC2’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2020 Proxy Statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting. Information relating to the foregoing can also be found in HC2’s Amendment No. 1 on Form 10-K (the “Form 10-K/A”), filed with the SEC on April 29, 2020. To the extent holdings of HC2’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the Form 10-K/A, such information has been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.

Contact:

For HC2:

Investor Relations

Garrett Edson

ir@hc2.com

(212) 235-2691

For MG Capital:

Profile

Greg Marose/Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com/ckiaie@profileadvisors.com